EXHIBIT 23.3

                   [KOSMATKA DONNELLY & CO. LLP LETTERHEAD]


                    CONSENT OF DISMATKA DONNELLY & CO. LLP

The Board of Directors
PremierWest Bancorp

We consent to the use of our report dated February 26, 1999, with respect to the consolidated statements of financial condition of Bank of Southern Oregon as of December 31, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the two-year period ended December 31, 1998.


/s/ Kosmatka Donnelly & Co. LLP

Kosmatka Donnelly & Co. LLP

Medford, oregon
July 20, 2000